Exhibit 8(c)(xiii)

WELLS FARGO ADVANTAGE FUNDS

RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT

This Agreement is made as of October 16, 2006, or such other compliance date mandated by Rule 22c-2 of the Investment Company Act of 1940 (“Rule 22c-2”), by and between Wells Fargo Funds Distributor, LLC (“WFFD”), Wells Fargo Funds Management, LLC, (“WFFM”) (collectively “Wells Fargo”) and The Lincoln Life Insurance Company and Lincoln Life & Annuity Company of New York (“Intermediary”).

WHEREAS, WFFM is the investment adviser and administrator for the Wells Fargo Advantage Funds (“Funds”) and in such capacity procures or provides for the procurement of certain services, including among others, transfer agency and recordkeeping services;

WHEREAS, WFFD is the principal underwriter for the Funds;

WHEREAS, Intermediary facilitates trading for shareholders investing in one or more of the Funds; and

WHEREAS, Rule 22c-2 requires Wells Fargo or the Funds to enter into a Shareholder Information Agreement with each financial intermediary , as defined by Rule 22c-2.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1. Definitions

A. The term “Fund” includes the Funds of Wells Fargo Funds Trust and Wells Fargo Variable Trust, except that the term does not include any money market fund or ultra short fund.

B. The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund that are held by the Intermediary.

C. The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name.

D. For retirement recordkeepers, the term “Shareholder” means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

E. For insurance companies, the term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

F. The term “written” includes electronic writing and facsimile transmissions.

2. Agreement to Provide Information. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), if known, or any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

A. Period Covered by Request. Requests shall set forth a specific period for which transaction information is sought, which will generally not exceed ninety (90) calendar days of transaction information. The Fund will not request transaction information older than twelve (12) months from the date of the request unless the Fund deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

B. Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five (5) business days or such other time as agreed to by the Fund, after receipt of a request. If the requested information is not on the Intermediary’s books and records, Intermediary agrees to (within the time period designated above): (i) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary, or (ii) if directed by the Fund, block further purchases of fund shares from such indirect intermediary. In such instances, Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extend practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in Rule 22c-2 under the Investment Company Act of 1940.

C. Limitations on the Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

3. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

A. Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

B. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

C. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

4. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any other prior agreement with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

WELLS FARGO FUNDS DISTRIBUTOR, LLC By: __/s/ Cara Peck______________________ Name: Cara Peck Title: President	WELLS FARGO FUNDS MANAGEMENT, LLC By: __/s/ Karla Rabusch _________________ Name: Karla Rabusch Title: President
LINCOLN NATIONAL LIFE INSURANCE COMPANY By: /s/ Kelly D. Clevenger . Name: Kelly D. Clevenger Title: Vice President Date: 3-30-07 .	LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK By: /s/ Kelly D. Clevenger . Name: Kelly D. Clevenger Title: Second Vice President Date: 3-30-07 .

Intermediary: Please provide the following in formation:

Intermediary Information

Address 1: Lincoln National Life Insurance Company

Address 2: Attn: Jennifer Krouse

Address 3: 1300 S. Clinton Street

City: Fort Wayne

State, Zip Code: IN 46802

Phone: 260-455-4384

Email: jkrouse@Lfg.com

If Company trades through NSCC, please also provide the NSCC Firm Number(s) covered by this Agreement: ______________; _____________; ______________; _____________.

Amendment to
Rule 22c-2 Shareholder Information Agreement

This First Amendment to the Rule 22c-2 Agreement dated February 1, 2011 between The Lincoln National Life Insurance Company (“Intermediary”) and Wells Fargo Funds Distributor, LLC and Wells Fargo Funds Management, LLC (together, “Fund Agent”) is effective as of October 16, 2007, regardless of when executed.

WHEREAS, the Fund Agent wishes to utilize the services of a third party vendor to handle certain shareholder and account information; and

WHEREAS, the parties desire to provide for confidential treatment of shareholder information.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	The following paragraph is added to the Agreement as a new paragraph to Section 1:

Use of Third Party Vendor. The Fund Agent authorizes Intermediary to transfer certain shareholder and account information to Celera (“Vendor”) to assist in gathering, maintaining and analyzing such information by utilizing data warehousing, analytics, and administrative tools. Fund Agent may authorize Vendor to deliver instructions to Intermediary with respect to the delivery of shareholder information to Vendor.

2.	The paragraph entitled Limitation on Use of Information in Section 1 of the Agreement is hereby deleted and replaced with the following:

Limitation on Use of Information. Unless the Intermediary provides prior written consent, Fund Agent and Vendor agree not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

3.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date written above.

Wells Fargo Funds Distributor, LLC                                                                                                           The Lincoln National Life Insurance Company

By:           /s/ Randy Henze                                           By:           /s/ Kevin J. Adamson
Name:                      Randy Henze                                                                Name: Kevin J. Adamson
Title:                      Senior Vice President                                                                           Title:   2nd Vice President

Wells Fargo Funds Management, LLC                                                                                                           CELERA

By:___/s/ A. Erdem Cimen                                                                By:           /s/ Michael Giunta
Name: A. Erdem Cimen                                                                                     Name: Michael Giunta
Title:  Senior Vice President & CFO                                                                                     Title: Managing Member